Exhibit 5(b)

Pillsbury Letterhead

August 24, 2012

PPL Electric Utilities
Two North Ninth Street
Allentown, PA 18101-1179

Ladies and Gentlemen:

We have acted as counsel to PPL Electric Utilities Corporation (the “Company”) in connection with the issuance and sale by the Company of $250,000,000 in aggregate principal amount of its First Mortgage Bonds, 2.50% Series due 2022 (the “Bonds”).  The Bonds are covered by the Registration Statement on Form S-3 (Registration No. 333-180410-3, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), and related prospectus, dated March 28, 2012, as supplemented by the prospectus supplement dated August 21, 2012 relating to the offer and sale of the Bonds (as so supplemented, the “Prospectus”).

The Bonds are being issued under an Indenture, dated as of August 1, 2001, of the Company to The Bank of New York Mellon, as trustee (the “Trustee”), as heretofore amended and supplemented and as further supplemented by Supplemental Indenture No. 14 (the “Supplemental Indenture”), dated as of August 1, 2012, thereto providing for the Bonds (such Indenture, as so supplemented, being referred to herein as the “Indenture”).  The Bonds are being sold pursuant to the Underwriting Agreement, dated August 21, 2012 (the “Underwriting Agreement”), among the Company and Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Scotia Capital (USA) Inc., as representatives of the several underwriters named therein.

We have reviewed and are familiar with the Registration Statement, the Prospectus, the Indenture (including the Supplemental Indenture and the Officer’s Certificate pursuant to Section 301 of the Indenture, establishing certain terms of the Bonds, and the form of Bond), the Underwriting Agreement and such other documents, corporate proceedings and other matters as we have considered relevant or necessary as a basis for the opinions in this letter.  In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons.  We understand that the Registration Statement has become effective under the Act and we assume that such effectiveness has not been terminated or rescinded.

On the basis of the foregoing and, to the extent indicated below, in reliance on the opinion of other counsel, we are of the opinion that, when the Bonds have been executed and delivered by the Company and authenticated and delivered by the Trustee in the manner provided for in the Indenture, and have been delivered against payment therefor as contemplated in the Underwriting Agreement, the Bonds will be valid and binding obligations of the Company, except to the extent limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium laws or by other laws now or hereafter in effect relating to or affecting the enforcement of mortgagees’ and other creditors’ rights and by general equitable principles (regardless of whether considered in a proceeding in equity or at law), an implied covenant of good faith and fair dealing and consideration of public policy, and federal or state security law limitations on indemnification and contribution.

We express no opinion herein as to titles to property, franchises, or the validity and priority of the lien purported to be created by the Indenture or the security provided thereby, or any recordation, filing or perfection of such lien, the Indenture or any related financing statements.  In addition, we express no opinion as to matters of compliance with “blue sky” laws or similar laws relating to the sale or distribution of the Bonds by any underwriters or agents.

Our opinions set forth in this letter are limited to the law of the State of New York and, subject to the qualifications and limitations expressed below, the law of the Commonwealth of Pennsylvania, in each case as in effect on the date hereof, and we express no opinion as to the law of any other jurisdiction.  Insofar as the opinions set forth in this letter relate to or  are dependent upon  matters governed by the law of the Commonwealth of Pennsylvania, we have relied upon the opinions expressed or otherwise encompassed in the letter of even date herewith addressed to you by Frederick C. Paine, Esq., Senior Counsel of PPL Services Corporation, subject to the same qualifications and limitations with respect to such matters as are contained in such letter.  We have no responsibility or obligation to update this letter or to take into account changes in law, facts or any other developments of which we may later become aware.

We hereby consent to the filing of this opinion letter as Exhibit 5(b) to the Company’s Current Report on Form 8-K to be filed by the Company with the Commission and the incorporation thereof by reference into the Registration Statement and to the use of our name under the caption “Validity of the Bonds” in the Prospectus.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP